**LINDE PLC**
**POWER OF ATTORNEY - OFFICER**

I, Oliver Pfann, an officer of Linde plc (the "Company"), hereby authorize and designate each of Guillermo Bichara, Anthony M. Pepper, Christoph Hammerl and Daniel Geiger signing singly, as my agent and attorney-in-fact, with full power of substitution, to:

(1) prepare and sign on my behalf, in my capacity as an officer of the Company, any Form 3, Form 4 or Form 5 under Section 16 of the U.S. Securities Exchange Act of 1934 **("Section 16")** and any amendments thereto, and file the same with the U.S. Securities and Exchange Commission and the New York Stock Exchange;

(2) prepare and sign on my behalf, in my capacity as an officer of the Company, any Form 144 Notice under the U.S. Securities Act of 1933 and any amendments thereto and file the same with the U.S. Securities and Exchange Commission; and

(3) do anything else necessary or proper in connection with the foregoing.

This power of attorney shall remain in effect as long as I am subject to Section 16 Regulations with respect to the Company, unless earlier revoked by me in a signed writing delivered to the foregoing attorneys-in-fact, and shall not be affected by my disability or incompetence.

Name: Oliver Pfann

Date: 7th August 2023

Olajumoke Adeyemo
Notary Public-Connecticut
My Commission Expires
January 31, 2026